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                                     226044

                                   HYSEQ, INC.
                         FIRST AMENDMENT TO THE BY-LAWS


The by-laws of the corporation are hereby amended as follows:

Section 5 of Article II of the by-laws of the corporation be and hereby is deleted in its entirety and the following is substituted therefore:


SECTION 5.    NOMINATIONS AND STOCKHOLDER BUSINESS.

     (a)  Annual Meeting of Stockholders.

          (i) Nominations of persons for election to the board of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the corporation's notice of meeting, (B) by or at the direction of the board of directors, or (C) by any stockholder of the corporation who was a stockholder of record at the time of giving notice provided for in this Section 5(a)(ii), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this
Section 5(a)(ii).

          (ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Paragraph 5 (a)(i) of this Section 5(a), the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder's notice shall be delivered to the secretary at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made, and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner and (ii) the

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class and number of shares of the corporation which are owned beneficially and of record by such stockholders and such beneficial owner.

          (iii) Notwithstanding anything in the second sentence of Paragraph 5(a)(ii) of this Section 5 to the contrary, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 5(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

     (b) Special Meeting of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected (a) pursuant to the corporation's notice of meeting, (b) by or at the direction of the board of directors, or (c) provided, that the board of directors has determined that directors shall be elected at such special meeting, by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this Section 5(b), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5(b). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more persons (as the case may be) for election to such position as specified in the corporation's notice of meeting, if the stockholder's notice required by Paragraph 5(a)(i) of this Section 5 shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

     (c)  General.

          (i) Except as set forth in Section 9 of Article III, only such persons who are nominated in accordance with the procedures set forth in this
Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 5 and, if any proposed nomination or business is not in compliance with this Section 5, to declare that such defective nomination or proposal be disregarded.

          (ii) For purposes of this Section 5, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or

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comparable news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

          (iii) Notwithstanding the foregoing provisions of this Section 5, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 5. Nothing in this Section 5 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.


A new Section 13 of Article III of the by-laws of the corporation be and hereby is added to read as follows:

     SECTION 13. WAIVER OF NOTICE. Anything herein to the contrary notwithstanding, with respect to any meeting of the board of directors, any director who shall have waived in writing notice of the meeting, either before or after such meeting, or who shall attend the meeting in person, shall be deemed to have waived notice of such meeting unless he attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.